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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to ss. 240.14a-12

CYBERONICS, INC.

(Name of Registrant as Specified In Its Charter)

THE COMMITTEE FOR CONCERNED CYBERONICS, INC. SHAREHOLDERS

METROPOLITAN CAPITAL ADVISORS, INC.

BEDFORD FALLS INVESTORS, L.P.

METROPOLITAN SPV, L.P.

METROPOLITAN SPV GP, L.L.C.

METROPOLITAN CAPITAL ADVISORS, L.P.

METROPOLITAN CAPITAL PARTNERS II, L.P.

KJ ADVISORS, INC.

METROPOLITAN CAPITAL ADVISORS INTERNATIONAL LIMITED

METROPOLITAN CAPITAL PARTNERS III, L.P.

METROPOLITAN CAPITAL III, INC.

METROPOLITAN CAPITAL ADVISORS SELECT FUND, L.P.

METROPOLITAN CAPITAL SELECT, L.L.C.

JEFFREY E. SCHWARZ

KAREN FINERMAN

ERIC J. NESTLER

ALFRED J. NOVAK

ARTHUR L. ROSENTHAL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release

Metropolitan Capital Says Cyberonics’ False and Misleading

Letter to Shareholders Illustrates Need For Change

NEW YORK, January 18, 2007 -- Metropolitan Capital Advisors, Inc., (“MCA”) on behalf of itself and the Committee For Concerned Cyberonics, Inc. Shareholders, today issued the following open letter to Cyberonics (Nasdaq: CYBX) shareholders in response to the most recent letter Cyberonics sent to its shareholders in connection with the Company’s upcoming 2006 Annual Meeting of Stockholders:

January 18, 2007

Dear Fellow Cyberonics, Inc. Shareholder:

Recently you received a letter from the incumbent members of the Cyberonics Board which contained false and misleading information about the Board Nominees of the Committee For Concerned Cyberonics, Inc. Shareholders. We believe this is yet another example of why change is desperately needed at Cyberonics and our nominees must be elected.

“If You Can’t Convince Them, Confuse Them”

Harry S. Truman said, “If you can’t convince them, confuse them.” Cyberonics Board appears to have taken President Truman’s words to heart. For example:

Writing about Dr. Rosenthal, the Cyberonics Letter says: “Dr. Rosenthal has no experience …serving on the Board of a public company.”

In Fact: Dr. Rosenthal serves as the Chair of the Remuneration Committee on the Board of Renovo Group PLC, which had among the most successful Biotech IPOs in the United Kingdom during 2006, up more than 100% from its IPO price.

When writing about our nominee Alfred J. Novak, the Cyberonics letter says: “Until March 2006, [Committee nominee], Mr. Novak, was the President and Chief Executive Officer and a director of Novoste Corporation, a vascular brachytherapy (catheter) company. In March 2006, Novoste, having failed at its primary business and having seen its stock value decline 99% from mid-2000 to March 2006, sold substantially all the assets of its vascular brachytherapy business. Mr. Novak also served on the board of Sutura, Inc., which saw its stock price decline 56% during the months of Mr. Novak’s tenure as a director.”

In Fact: Nearly all of the decline in the Novoste share price misleadingly cited by Cyberonics occurred prior to Mr. Novak being hired. In the case of Sutura, Cyberonics claim is even more misleading and cynical. Sutura was a private company for the duration of Mr. Novak’s service on the Board (from 1999-2002). The price decline referred to by Cyberonics was that of an entirely different company which acquired Sutura, and took its name in 2005, long after Mr. Novak had left the Board.

Conveniently, and again misleadingly, omitted by Cyberonics is the fact that the price of both Cordis and Biosense shares significantly increased when Mr. Novak was CFO and CEO, respectively, of those companies. In fact, Cordis stock went from $9 per share to $108 during Mr. Novak’s tenure and Biosense was sold to J&J for $427 million on about $2 million in sales while Mr. Novak was its CEO.

Writing about Jeffrey E. Schwarz, the Cyberonics Letter says: “Mr. Schwarz, previously served on the board of …Bogen Communications International, Inc.…Bogen was delisted from the NASDAQ exchange in 2004.”

In Fact: Mr. Schwarz continues to serve as the non executive Co-Chairman of Bogen. Over the five, three and one year periods ending January 10, 2007, Bogen shareholders realized returns of 179%, 79% and 7% respectively, obviously far outpacing the poor stock performance of CYBX over an equivalent time period. As part of Bogen’s efforts to maximize shareholder value, the Company -- which generates significant excess cash -- engaged in a series of self tenders over a period of years at ever increasing prices. With the passage of the Jobs and Growth Tax Relief Reconciliation Act of 2003, dividends became a tax advantaged way of providing income to its shareholders and Bogen shifted to returning cash to its shareholders through special dividends in each of 2004, 2005 and 2006. As a result of the self tenders, the Company had fewer shareholders than would require it to file periodic reports with the SEC, and Bogen therefore voluntarily ceased its SEC filings and voluntarily moved from trading on NASDAQ to being quoted in the pink sheets. Additionally, Mr. Schwarz has waived all Directors Fees since joining the Bogen Board.

Actions Speak Louder Than Words

This lack of truthfulness and candor is troubling in and of itself. However, equally troubling is Cyberonics’ belief that it can mislead and misdirect its shareholders from the Company’s myriad real problems. Understandably, this Board does not want the Company’s shareholders to focus on its poor stewardship, which has resulted in:

➢	Persistently poor stock performance and diminished shareholder value
➢	The unfolding options back-dating scandal
➢	Ongoing investigations by the SEC and the US attorney
➢	Potential involuntary delisting by NASDAQ
➢	An inability to hold the annual meeting or to file its 10-K and 10-Qs by the legally mandated deadlines in the required timeframe
➢	Receipt of a notice of default and acceleration demand from the Trustee for the Company’s convertible notes
➢	Forced resignation of the Company’s CEO and CFO
➢	Inadequate succession planning

➢	The Company’s auditors’ questioning the Company’s viability as a going concern and issuing an adverse opinion on the effectiveness of the Company’s internal control over financial reporting

As a result of the current board’s lack of leadership and oversight, Cyberonics shareholders have seen the value of their shares decline sharply over the short, intermediate and long term. Losses generated through, January 10, 2007 were:

•	One year-(34.7%);
•	Three years-(40.1%)
•	Five years- (26.3%)

Time for a Change

We believe the Company’s shareholders are dissatisfied with the status quo and want to see real change in the Boardroom. That is why we are asking you to elect our slate of three nominees, along with five of the existing directors of Cyberonics, at the Annual Meeting on February 1, 2007. If we are successful, our three nominees will comprise a minority of the Company’s eight person Board of Directors.

Our nominees have extensive relevant operational and financial expertise, and we believe they will be catalysts for change on the Cyberonics Board.

•	Alfred J. Novak is an experienced med-tech industry executive. As CFO of Cordis Corporation, he helped engineer a turnaround and sale of that multi-billion dollar company to Johnson and Johnson. Mr. Novak has served as Chairman of the Board of Directors of ProRhythm, Inc. since December 1997, a company dedicated to the treatment of Atrial Fibrillation. In addition, he has served as Executive Director of the Board of Directors of Orbusneich Medical Technology Company, Ltd, an interventional cardiology company. We believe his broad medical device experience and financial acumen will be invaluable in the Cyberonics Boardroom.

•	Dr. Arthur J. Rosenthal recently retired as a Senior Vice President, Chief Scientific Officer and Corporate Officer at Boston Scientific Corporation, where he was in charge of research and development, as well as being responsible for technical integration and due diligence for mergers and acquisitions, as part of the management team. His career spans 33 years in senior management and executive positions at major medical device companies, of which 25 years have been spent at the senior executive level of research and development for the Davol division of C.R. Bard, Inc., Johnson & Johnson Medical Products and Boston Scientific Corporation. We believe his many years of experience at three of the world’s largest med-tech companies leaves him well prepared to make important contributions to Cyberonics as a member of the Board. He currently serves as Chair of the Remuneration committee on the Board of Renovo Group PLC and is an Adjunct Professor of Biomedical Engineering at Boston University.

•	Jeffrey E. Schwarz is the co-founder and CEO of Metropolitan Capital Advisors. Mr. Schwarz has over 25 years of experience investing in the public markets. From July 2, 1992, when he co-founded Bedford Falls Investors, LP (“Bedford Falls”) and Metropolitan Capital Advisors, the general partner, through December 31, 2006, Bedford Falls has returned 671%, far exceeding the 354% return on the S&P 500 Index over that time period.

If you, like we, believe that change is long overdue, please vote FOR The Committee’s nominees and allow them to advocate the interests of ALL the Company’s shareholders in the boardroom.

We Are Not Seeking Control

We want to reiterate that we are not seeking control of the Cyberonics Board; we only seek to elect a minority of the Board. If elected to the Board of Directors, our nominees will help ensure that the Board and management are held accountable to ALL shareholders, advocating improved corporate governance while encouraging and overseeing efforts to maximize shareholder value.

We urge you to vote FOR The Committee’s Nominees on the GOLD proxy card today.

If you need additional copies of the proxy statement or the GOLD proxy card or assistance in voting your Cyberonics shares please contact The Committee’s proxy solicitor, D.F. King & Co., Inc., toll free at (888) 887-0082 (banks and brokerage firms call collect to (212) 269-5550).

Thank you for your support.

The Committee for Concerned Cyberonics, Inc. Shareholders

The Committee filed a definitive proxy statement with the SEC on January 4, 2007 with respect to its solicitation of proxies for the 2006 Annual Meeting of Cyberonics Stockholders. The proxy statement and any related proxy materials filed by the Committee with the SEC can be obtained without charge at the SEC’s website at www.sec.gov.

SOURCE Metropolitan Capital Advisors, Inc.

CONTACT: Press Inquiries - Tom Becker or Jeffrey Lloyd both of Sitrick And Company, +1-212-573-6100; or Investor Inquiries - Jordan Kovler of D.F. King & Co., Inc., +1- 212-269-5550; or The Committee for Concerned Cyberonics, Inc. Shareholders, c/o Metropolitan Capital Advisors, Inc., +1-212-486-8100